Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2006

HOUSTON, May 3, 2006 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $17.3 million, or $0.87 per diluted share for the three months ended March 31, 2006, versus net income of $4.3 million, or $0.24 per diluted share for the quarter ended March 31, 2005. Total revenues increased approximately 40.3% to $98.2 million for the quarter ended March 31, 2006 from $70.0 million for the same period in 2005 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $25.0 million in the first quarter of 2006 from $6.6 million in the first quarter of 2005. As a percentage of revenues, operating income increased to approximately 25% in 2006 from approximately 9% in 2005.

In addition, the Company announced that its backlog at March 31, 2006 was approximately $274 million, compared to its March 31, 2005 backlog of approximately $183 million. The Company expects its earnings per share for the quarter ending June 30, 2006 to approximate $0.80 to $0.90 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2005	2006
Revenues	$70,004	$98,198
Cost and expenses:
Cost of sales	48,944	57,163
Selling, general and administrative	9,493	11,177
Engineering and product development	5,009	4,895

	63,446	73,235

Operating income	6,558	24,963
Interest expense (income)	364	(109)

Income before income taxes	6,194	25,072
Income tax provision	1,845	7,753

Net income	$4,349	$17,319

Diluted earnings per common share	$0.24	$0.87

Weighted average common shares outstanding – diluted	17,810	19,905

Depreciation and amortization	$3,307	$3,585

Capital expenditures	$4,697	$4,743